UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 3, 2020

LEIDOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware			001-33072	20-3562868
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

11951 Freedom Drive	Reston	Virginia		20190
(Address of principal executive office)				(Zip Code)

 (571) 526-6000
(Registrants' telephone number, including area code)

 Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	LDOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

 Sale Agreement

On February 3, 2020, Leidos Holdings, Inc., a Delaware corporation (“Leidos”), entered into a sale agreement (the “Sale Agreement”) by and among Leidos, Leidos, Inc., a Delaware corporation and wholly-owned subsidiary of Leidos (the “Buyer”), and L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), pursuant to which the Buyer has agreed to acquire the Security and Detection Systems and MacDonald Humfrey Automation business units operated within the Commercial Aviation Products sector of L3Harris’ Aviation Systems segment (the “Business”). The Sale Agreement provides that the Buyer will purchase from L3Harris all of the equity interests held by its direct and indirect subsidiaries conducting the Business (the “Sellers”) for a purchase price of $1,000,000,000, subject to customary adjustments (the “Stock Purchase” and, together with the other transactions contemplated by the Sale Agreement, the “Transaction”). The Transaction is expected to close by the end of the second quarter of 2020.

Consummation of the Transaction is subject to certain customary closing conditions, including (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) receipt of certain consents or approvals of the United States Federal Communications Commission, and (iii) the completion of an agreed-upon Pre-Closing Restructuring (as defined in the Sale Agreement) of the Business. Each party’s obligations to consummate the Transaction are also subject to certain additional customary conditions, including the material accuracy of each party’s representations and warranties and each party’s compliance with its covenants and agreements contained in the Sale Agreement in all material respects.

The parties have made customary representations and warranties and have agreed to customary covenants in the Sale Agreement, including, among others, a covenant of L3Harris to conduct the Business in the ordinary course in all material respects between the signing of the Sale Agreement and the closing of the Transaction, and not to engage in certain actions during such period without the consent of the Buyer. In addition, L3Harris has agreed to enter into a non-competition and non-solicitation arrangement with the Buyer, subject to customary exceptions.

The Sale Agreement contains certain termination rights for the Buyer and L3Harris, including (subject to certain limitations) the right to terminate the Sale Agreement if the Transaction is not consummated by the date that is six months following the date of the Sale Agreement – August 3, 2020, which may be extended by either the Buyer or L3Harris for a period of six months if all of the conditions to the closing of the Transaction have been satisfied or waived other than those conditions relating to certain regulatory matters.

The foregoing description of the Sale Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The above description of the Sale Agreement has been included to provide investors and security holders with information regarding the terms of the Sale Agreement. They are not intended to provide any other factual information about L3Harris, Leidos, the Buyer, their respective subsidiaries and affiliates, or the

Business. The representations and warranties made by the parties in the Sale Agreement: (i) were made solely for the benefit of the parties to the Sale Agreement; (ii) are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; (iii) may have been made for the purposes of allocating contractual risk between the parties to the Sale Agreement instead of establishing matters as facts; and (iv) are subject to the standards of materiality applicable to the contracting parties that may differ from those applicable to investors and security holders. Investors and security holders should not rely on any representations, warranties or covenants contained in the Sale Agreement, or any descriptions thereof, as characterizations of the actual state of facts or conditions of L3Harris, Leidos, the Buyer, the Business, or any of their respective subsidiaries or affiliates. Information concerning the subject matter of any of such representations, warranties and covenants may change after the date of the Sale Agreement, which subsequent information may or may not be fully reflected in Leidos’ public disclosures. Accordingly, investors and security holders should read the representations and warranties in the Sale Agreement not in isolation but only in conjunction with the other information about Leidos and its subsidiaries that Leidos includes in reports and statements it files with the SEC.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are furnished with this report.

Exhibit 2.1	Sale Agreement, dated February 3, 2020, by and among Leidos, Inc., L3Harris Technologies, Inc., and, solely for the purposes of Article IV and Section 7.18 thereof, Leidos Holdings, Inc.
Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2020	LEIDOS HOLDINGS, INC.

	By:	/s/ Raymond L. Veldman
Raymond L. Veldman
Senior Vice President and Deputy General Counsel